EXHIBIT 3

                              ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 TELIDENT, INC.

         THE UNDERSIGNED, W. Edward McConaghay, the President of Telident, Inc., a Minnesota corporation (the "Corporation"), for the purposes of amending the Corporation's Restated Articles of Incorporation under the provisions of Minnesota Statutes, Section 302A.135, hereby states that:

         FIRST:   The name of the corporation is Telident, Inc.

         SECOND: The first paragraph of Article III of the Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

                                   ARTICLE III

                           The total number of shares of all classes of stock
                  that the corporation shall be authorized to issue is FIFTY MILLION (50,000,000) shares, divided into the following: (i) TEN MILLION (10,000,000) shares of Preferred Stock, of the par value of $.02 per share; and FORTY MILLION (40,000,000) shares of Common Stock, of the par value of $.02 per share. A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes and the limitations on or denial of the voting rights of the shares of such classes of stock are as described in Sections A and B of this Article III.

         THIRD: This amendment to the Restated Articles of Incorporation of the Corporation was approved by the Directors and the Shareholders of the Corporation at meetings held on September 11, 1997.

         FOURTH: In addition to the foregoing, the Amendments set forth herein have been adopted pursuant to Minnesota Statutes, Chapter 302A.

         IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Restated Articles of Incorporation at Minneapolis, Minnesota on November 5, 1997.

                                                    /s/ W. Edward McConaghay
                                                    ----------------------------
                                                    W. Edward McConaghay
                                                    President